Exhibit 99.1

PennyMac Mortgage Investment Trust Announces

Doug Jones Joined Its Board of Trustees

Westlake Village, CA, March 10, 2023 – PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that Doug Jones, President and Chief Mortgage Banking Officer, joined its Board of Trustees effective March 7, 2023.

In his role as President of PennyMac Mortgage Investment Trust, Mr. Jones is responsible for the company’s mortgage banking activities, including correspondent loan production and loan servicing. He previously served as Chief Correspondent Lending Officer and has been a member of the company's executive management team since 2011.

“I am delighted to announce Doug Jones’ election to our Board of Trustees,” said PennyMac Mortgage Investment Trust’s Chairman and Chief Executive Officer David Spector. “Doug has a long track record of success in mortgage banking and the contributions he has made since joining our executive management team more than 10 years ago have driven Pennymac to become the largest correspondent lender, supporting nearly 800 independent mortgage companies, community banks and credit unions across the country. On behalf of our Board, I welcome Doug with great enthusiasm.”

Prior to joining PennyMac Mortgage Investment Trust, Mr. Jones worked in several executive positions at both Countrywide Financial Corporation and Bank of America Corporation, as its successor, where he was responsible for correspondent and warehouse lending, the management and oversight of retail sales, and other ancillary mortgage businesses. He earned a B.A. in Economics from California State University, Sacramento.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
kristyn.clark@pennymac.com	Isaac Garden
805.395.9943	investorrelations@pennymac.com
818.224.7028